                                                                Exhibit 4.19

                           SECOND AMENDED AND RESTATED

                            STOCKHOLDERS' AGREEMENT


                                    Between


                                CLARK USA, INC.


                                      and


                          OCCIDENTAL C.O.B. PARTNERS








                         Dated as of November 3, 1997

                               Table of Contents

                                                                     Page


                                  ARTICLE I

                                 DEFINITIONS

         SECTION 1.01.   Certain Defined Terms.........................1

                                  ARTICLE II

                             CORPORATE GOVERNANCE

         SECTION 2.01.   Composition of the Board......................5
         SECTION 2.02.   Removal.......................................5
         SECTION 2.03.   Vacancies.....................................6

                                 ARTICLE III

                              TRANSFER OF SHARES

         SECTION 3.01.   General Restriction...........................6
         SECTION 3.02.   Legends.......................................6
         SECTION 3.03.   Certain Restrictions on Transfer..............7
         SECTION 3.04.   Right of First Refusal........................7
         SECTION 3.05.   Transferees to Execute Agreement.............10
         SECTION 3.06.   [RESERVED]...................................10
         SECTION 3.07.   RESERVED]....................................10
         SECTION 3.08.   Improper Sale or Encumbrance.................10

                                  ARTICLE IV

                            ADDITIONAL AGREEMENTS

         SECTION 4.01.   Registration Rights..........................11
         SECTION 4.02.   Incidental Registration......................12
         SECTION 4.03.   Registration Procedures......................13
         SECTION 4.04.   Preparation, Reasonable Investigation........16
         SECTION 4.05.   Indemnification..............................16
         SECTION 4.06.   Contribution.................................18
         SECTION 4.07.   Certain Information..........................19


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                                  ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PARTIES

         SECTION 5.01.   Representations and Warranties of Each
                           Party......................................20

                                  ARTICLE VI

                                MISCELLANEOUS

         SECTION 6.01.   Notices......................................21
         SECTION 6.02.   Public Announcements.........................21
         SECTION 6.03.   Headings.....................................22
         SECTION 6.04.   Severability.................................22
         SECTION 6.05.   Entire Agreement.............................22
         SECTION 6.06.   Assignment...................................22
         SECTION 6.07.   Parties in Interest..........................22
         SECTION 6.08.   Amendment....................................22
         SECTION 6.09.   Governing Law................................22
         SECTION 6.10.   Counterparts.................................23
         SECTION 6.11.   Specific Performance.........................23
         SECTION 6.12.   Termination..................................23

          SECOND AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT, dated as of November 3, 1997 (this "Agreement"), between CLARK USA, INC., a Delaware corporation (the "Company"), and OCCIDENTAL C.O.B. PARTNERS, a Delaware general partnership ("Oxy Partners" and, together with the Company, the "Parties").


          WHEREAS, the Company and Oxy Partners have entered into a Stockholders' Agreement dated as of December 1, 1995;

          WHEREAS, the Company and Oxy Partners have entered into an Amended and Restated Stockholders' Agreement dated as of October 1, 1997 (the "First Amended and Restated Stockholders' Agreement");

          WHEREAS, the Company and Oxy Partners desire to amend and restate the First Amended and Restated Stockholders' Agreement as provided herein;

          NOW, THEREFORE. in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

          "Accepting Party" has the meaning specified in Section 3.04(b).

          "affiliate" of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          "Agreement" means this Second Amended and Restated Stockholders' Agreement.

          "beneficial owner" or "beneficially own" has the meaning given such term in Rule l3d-3 under the Exchange Act as in effect on the date hereof, provided that beneficial ownership under Rule 13d-3)(1)(i) shall be determined based on whether a Person has a right to acquire beneficial ownership within 60 days or thereafter.

          "Board" means the Board of Directors of the Company.

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

          "Capital Stock" means, with respect to any Person at any time, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person and any and all warrants, options or other rights to purchase or acquire any of the foregoing.

          "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof,
(b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from any of Standard & Poor's Corporation, Moody's Investors Service, Inc. or Duff & Phelps Credit Rating Co. or (c) commercial paper maturing not more than one year from the date of issuance thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.

          "Cause" has the meaning specified in Section 2.02(c).

          "Clark Capital Stock" means the Common Stock, Class A Common Stock, Class D Common Stock, Class E Common Stock. Class F Common Stock and Preferred Stock.

          "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of the Company.

          "Class D Common Stock" means the Class D Common Stock, par value $.01 per, share, of the Company.

          "Class E Common Stock" means the Class E Common Stock, par value $.01 per share, of the Company.

          "Class F Common Stock" means the Class F Common Stock, par value $.01 per share, of the Company.

          "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

          "Company" means Clark USA, Inc., a Delaware corporation. -------

          "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.



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

          "Director" means a member of the Board.

          "Encumbrance" means any security interest, lien, claim, pledge, limitation on voting rights, charge or other encumbrance of any nature whatsoever.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Fully Diluted Shares" as of any date means the aggregate of (i) the number of Shares issued and outstanding as of such date (other than Shares held in the treasury of the Company or held by any Subsidiary of the Company) and (ii) the number of Shares issuable as of such date upon (x) the exercise of any then exercisable outstanding options, warrants or similar instruments (other than any such instruments held by the Company or any Subsidiary of the Company) and (y) the exercise of any then exercisable conversion or exchange rights (other than any such rights held by the Company or any Subsidiary of the Company).

          "Governmental Entity" means any administrative, governmental or regulatory authority or body or any court or tribunal, domestic or foreign.

          "Laws" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree.

          "Marketable Securities" means securities that are (a) (i) securities of or other interests in any Person that are traded on a national securities exchange, reported on by NASDAQ or otherwise actively traded over-the-counter or (ii) debt securities of a Person that has debt or equity securities that are so traded or so reported on and in which a nationally recognized securities firm has agreed to make a market, and (b) not subject to restrictions on transfer as a result of any applicable contractual provisions or the provisions of the Securities Act or any other applicable Law.

          "Minimum Sale Price" has the meaning specified in Section 3.04(d).

          "NASDAQ" means the National Association of Securities Dealers, Inc. National Market System.

          "Nominee" has the meaning specified in Section 2.03)(a).

          "Notice of Acceptance" has the meaning specified in Section 3.04(b).

          "Offer" has the meaning specified in Section 3.04(a).

          "Offer Notice" has the meaning specified in Section 3.04(a).

          "Offer Notice Date" has the meaning specified in Section 3.04(b).



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

          "Offer Period" has the meaning specified in Section 3.04(b).

          "Offer Price" has the meaning specified in Section 3.04(a).

          "Offered Shares" has the meaning specified in Section 3.04(a).

          "Other Stockholders" means all of the stockholders of the Company, except for Oxy Partners, who shall agree to be bound by Article II hereof.

          "Oxy Director" has the meaning specified in Section 2.01.

          "Oxy Partners" means Occidental C.O.B. Partners, a Delaware general partnership

         "Oxy Shares" means the Shares owned from time to time by Oxy Partners and any Person to whom any of such shares are transferred from time to time.

         "Oxy Sub" means Occidental C.O.B. Co., Inc., a Delaware corporation.

         "Parties" means the Company and Oxy Partners.

         "Permitted Assignees" has the meaning specified in Section 3.04(b).

         "Permitted Transferee" means (a) the Company or any Subsidiary of the Company, (b) Oxy Partners or (c) any affiliate of Oxy Partners; provided, however, that any such affiliate shall cease to be a Permitted Transferee in the event it shall cease to be an affiliate of Oxy Partners.

         "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

         "Preferred Stock" means the preferred stock, par value $0.01 per share, of the Company.

         "Prospective Seller" has the meaning specified in Section 3.04(a).

         "Prospective Transferee" has the meaning specified in Section
3.05(a).

         "Public Offering" means an underwritten public offering of equity securities of the Company pursuant to a registration statement that has been declared effective by the SEC under the Securities Act, in which such equity securities are widely distributed and after which such equity securities are traded on a national securities exchange or reported on by NASDAQ.



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

         "Recapitalization" means any stock split, dividend or combination, or any recapitalization, merger, consolidation, exchange or other similar reorganization.

         "Restricted Shares" means all Shares other than (a) Shares that have been registered under a registration statement pursuant to the Securities Act,
(b) Shares with respect to which a Sale has been made in reliance on and in accordance with Rule 144 and (c) Shares with respect to which the holder thereof shall have delivered to the Company either (i) an opinion, in form and substance reasonably satisfactory to the Company, of counsel, who shall be reasonably satisfactory to the Company, or (ii) a "no action" letter from the staff of the SEC, to the effect that subsequent transfers of such Shares may be effected without registration under the Securities Act or compliance with Rule 144.

         "Rule 144" means Rule 144 (or any successor provision) under the Securities Act.

         "Rule 144 Transaction" means any Sale of Oxy Shares made in reliance upon Rule 144 (as in effect on the date hereof) that complies with paragraphs
(d), (e), (0 and (g) thereof (as in effect on the date hereof); provided that, if, at the time of such Sale, the seller would otherwise be entitled to rely upon paragraph (k) of Rule 144 in connection with such Sale, the number of Oxy Shares included in such Sale, together with all other Sales of Oxy Shares by such seller and its affiliates within any three-month period that includes the date of such Sale, shall not exceed 1,500,000 Oxy Shares.

         "Sale" means any sale, assignment, transfer, distribution or other disposition of Shares or of a participation therein, whether voluntarily or by operation of law.

         "SEC" means the Securities and Exchange Commission, and any successor commission or agency having similar powers.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Share" means any share of Clark Capital Stock and any securities issued in respect thereof, or in substitution therefor, in connection with any Recapitalization.

         "Stockholder" means each Person (other than the Company) who shall be a party to this Agreement, whether in connection with the execution and delivery hereof as of the date hereof, pursuant to Section 3.05, or otherwise (other than any Person who is a signatory to this Agreement solely for purposes of being bound by Article 11), so long as such Person shall beneficially own any Shares or any options, warrants or similar rights to acquire Shares.

         "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, association or other entity controlled by such Person directly or indirectly through one or more intermediaries.

         "Third Party" means, with respect to any Stockholder, any other Person other than a



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

Permitted Transferee.

         "Trading Day" has the meaning specified in Section 3.04(g).

                                  ARTICLE II

                             CORPORATE GOVERNANCE

          SECTION 2.01. Composition of the Board. So long as Oxy Partners and its affiliates own in the aggregate at least 10% of the Fully Diluted Shares, Oxy Partners shall be entitled, to designate one Director for election to the Board (the "Oxy Director"). Each Other Stockholder then entitled to vote for the election of Directors to the Board shall vote all voting Shares owned or held of record by such Person at any meeting of stockholders of the Company, or execute a written consent with respect to all such Shares owned or held of record by such Person, in favor of the election of the Oxy Director as a Director. In the event Oxy Partners and its affiliates shall at any time not own in the aggregate at least 10% of the Fully Diluted Shares, Oxy Partners and such affiliates shall cause the Oxy Director to tender his or her written resignation as a Director to the Secretary of the Company as soon as practicable.

          SECTION 2.02. Removal. (a) Upon the written request of Oxy
Partners, each Other Stockholder shall vote all of his, her or its voting Shares in favor of the removal of the Oxy Director. Each of the Other Stockholders agrees that, if, at any time, he, she or it is then entitled to vote for the removal of Directors, he, she or it will not vote any of his, her or its voting Shares in favor of the removal of the Oxy Director unless such removal shall be for Cause (as defined below) or Oxy Partners shall have consented to or directed such removal in writing.

          (b) Upon the written request of an Other Stockholder that designated a Director, each Stockholder shall vote all of his, her or its voting Shares in favor of the removal of such Director. Each Stockholder agrees that, if, at any time, he, she or it is then entitled to vote for the removal of Directors, he, she or it will not vote any of his, her or its voting Shares in favor of the removal of a Director designated by any of the Other Stockholders unless the Other Stockholder that designated such Director to the Board shall have consented to or directed such removal in writing.

          (c) Removal for "Cause" shall mean removal of a Director because of such Director's (a) willful and continued failure to substantially perform his or her duties as a Director, (b) willful conduct which is significantly injurious to the Company, monetarily or otherwise, (c) conviction for, or guilty plea to, a felony or a crime involving moral turpitude or (d) abuse of illegal drugs or other controlled substances or habitual intoxication.

          SECTION 2.03. Vacancies. (a) If, as a result of death, disability, retirement,



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

resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board due to the absence of a Director who shall have been designated pursuant to Section 2.01, and the requirements of Section
2.01 shall remain satisfied in all respects, (i) Oxy Partners may designate, in a writing executed by Oxy Partners, another individual to fill such vacancy and to serve as a Director (the "Nominee") and (ii) each Other Stockholder then entitled to vote for the election of Directors shall vote his, her or its voting Shares at any meeting of stockholders of the Company, or execute a written consent with respect to all such Shares, as the case may be, in favor of the election of the Nominee as a Director.

          (b) If, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board due to the absence of a Director who shall have been designated by one of the Other Stockholders, (i) the Other Stockholder who designated such director may designate, in a writing executed by such Other Stockholder, a Nominee and (ii) each Stockholder shall vote his, her or its voting Shares at any meeting of stockholders of the Company, or execute a written consent with respect to all such Shares, as the case may be, in favor of the election of the Nominee as a Director.

                                 ARTICLE III

                              TRANSFER OF SHARES

          SECTION 3.01. General Restriction. No Stockholder shall, directly or indirectly, make or solicit any Sale of, or create, incur, assume or suffer to exist any Encumbrance with respect to, any Oxy Share beneficially owned by such Stockholder, except in compliance with the Securities Act and the rules and regulations thereunder and this Agreement.

          SECTION 3.02. Legends. (a) The Company shall affix to each certificate evidencing Oxy Shares issued to Stockholders a legend in substantially the following form:

          "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH ACT DOES NOT APPLY. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT DATED AS OF OCTOBER 1, 1997, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO


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

          REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH."

          (b) In the event that any Oxy Shares shall cease to be Restricted Shares, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Oxy Shares without the first paragraph of the legend required by Section 3.02(a) endorsed thereon.

          (c) In the event that any Oxy Shares shall cease to be subject to the restrictions on transfer set forth in this Agreement as provided in
Section 3.03(b), the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Oxy Shares without the second paragraph of the legend required by Section 3.02(a) endorsed thereon.

          SECTION 3.03. Certain Restrictions on Transfer. (a) Each Stockholder agrees that it will not, directly or indirectly, make or solicit any Sale of, or create, incur, assume or suffer to exist any Encumbrance (other than a pledge or hypothecation of Oxy Shares to one or more bona fide financial institutions and any foreclosure thereof, in each case subject to Section 3.05) with respect to, any Oxy Share beneficially owned by such Stockholder other than (i) any Sale to a Permitted Transferee, (ii) any Sale for cash, Cash Equivalents or Marketable Securities that is made in compliance with the procedures, and subject to the limitations, set forth in Section 3.04, (iii) any Sale pursuant to a Public Offering or (iv) any Sale in a Rule 144 Transaction. Notwithstanding the foregoing, except as otherwise expressly provided in this Agreement, all Sales permitted by the foregoing clauses (i) and (ii) shall be subject to, and shall not be made other than in compliance with, the provisions of Sections 3.01, 3.02 and 3.05.

          (b) The restrictions on transfer set forth in this Agreement shall cease to apply (i) as to any particular Oxy Shares at such time as such Oxy Shares are sold pursuant to a Public Offering or a Rule 144 Transaction and
(ii) upon the termination of this Agreement.

          SECTION 3.04. Right of First Refusal. (a) If any Stockholder receives from a Third Party dealing at arm's length a bona fide offer to purchase for cash, Cash Equivalents or Marketable Securities (an "Offer") any of the Oxy Shares owned or held by such Stockholder, and such Stockholder intends to sell such Oxy Shares to such Third Party, such Stockholder (for purposes of this Section 3.04, the "Prospective Seller") shall provide the Company written notice of such Offer (an "Offer Notice"). The Offer Notice shall identify the Third Party making the Offer, the number and class (or classes) of Oxy Shares with respect to which the Prospective Seller has such an Offer (the "Offered Shares"), the price per Offered Share at which a sale is proposed to be made, determined in accordance with Section 3.04(g) ("Offer Price"), the form of consideration in which the Offer Price is proposed to be paid, and all other material terms and conditions of the Offer.

          (b) The receipt of an Offer Notice by the Company from a Prospective Seller (the date of such receipt being referred to herein as the "Offer Notice Date") shall constitute an offer by such Prospective Seller to sell to the Company and any assignee or assignees of the Company ("Permitted Assignees") the Offered Shares at the Offer Price in cash. Such offer shall be irrevocable during the Offer Period (as hereinafter defined). The Company and any Permitted Assignees shall have the right to accept such offer as to any or all of the Offered Shares by giving a written notice of acceptance (the "Notice of Acceptance") to the Prospective Seller prior to the expiration of the Offer Period (the Company or any Permitted Assignee so accepting such offer, an "Accepting Party"); provided, however, that the Company and any Permitted Assignees shall provide a single Notice of Acceptance to the Prospective Seller and such Notice of Acceptance must accept the offer as to all of the Offered Shares on the same terms and conditions as the Offer (other than as expressly set forth herein). If the Company or any Permitted Assignee so accepts the Prospective Seller's offer, such Person will purchase for cash from the Prospective Seller, and the Prospective Seller will sell to such Accepting Party, such number of Offered Shares as to which such Accepting Party shall have accepted the Prospective Seller's offer (which must total, as to all Accepting Parties, all of the Offered Shares). The price per Offered Share to be paid by such Accepting Party shall be the Offer Price. The Notice of Acceptance shall specify (i) each Accepting Party's acceptance of the Prospective Seller's offer and (ii) the number of Offered Shares to be purchased by each Accepting Party. "Offer Period" means (i) in the event the Third Party making the Offer is engaged in the refining business, the twenty Business Day period commencing on the date the Offer Notice is received by the Company, or (ii) in all other cases, the ten Business Day period commencing on the date the Offer Notice is received by the Company.

          (c) The consummation of such purchases by and sales to the Accepting Parties shall take place on such date, not later than 90 days after receipt of the Offer Notice by the Company (or such longer period as may be specified in the Offer Notice), as the Accepting Parties and the Prospective Seller shall select. Upon the consummation of such purchase and sale, the Prospective Seller shall (i) deliver to the Accepting Party certificates evidencing the Offered Shares purchased and sold duly endorsed in blank or accompanied by written instruments of transfer in form satisfactory to such Accepting Party duly executed by the Prospective Seller, and (ii) assign all its rights under this Agreement with respect to the Offered Shares purchased and sold pursuant to an instrument of assignment reasonably satisfactory to such Accepting Party.

          (d) In the event that (i) the Company shall have received an Offer Notice from a Prospective Seller but the Prospective Seller shall not have received from the Company and its Permitted Assignees a Notice of Acceptance with respect to all the Offered Shares prior to the expiration of the Offer Period or (ii) an Accepting Party shall have given a Notice of Acceptance to the Prospective Seller but such Accepting Party shall have failed to consummate, other than as a result of the fault of the Prospective Seller, a purchase of the Offered Shares with respect to which such Notice of Acceptance was given within 90 days after receipt of the Offer Notice by the Company (or such longer period as may be specified in the Offer Notice), such Prospective Seller shall have the right thereafter to make a sale of the Offered Shares so long as all the Offered Shares that are sold by the Prospective Seller (which number of Offered Shares shall be not less than the number of Offered Shares specified in such Offer Notice) are sold for cash, Cash Equivalents or Marketable Securities (i) within 180 days after the date of receipt of such Offer Notice by the Company, (ii) at an amount not less than the Minimum Sale Price (as hereinafter defined) and (iii) to the Third Party that made the Offer. "Minimum Sale Price" means (x) if the Prospective Seller's right to sell the Offered Shares results from the event described in clause (i) of the preceding sentence, (A) an amount equal to 97 percent of the Offer Price set forth in the Offer Notice if such sale is consummated within 30 days after the expiration of the Offer Period or (B) an amount equal to 95 percent of the Offer Price set forth in the Offer Notice if such sale is consummated thereafter, or (y) if the Prospective Seller's right to sell the Offered Shares results from the event described in clause (ii) of the preceding sentence, an amount equal to 90 percent of the Offer Price set forth in the Offer Notice.

          (e) In the event (i) that the Company shall have received an Offer Notice from a Prospective Seller, (ii) the Prospective Seller shall not have received a Notice of Acceptance for all the Offered Shares prior to the expiration of the Offer Period and (iii) such Prospective Seller shall not have sold the remaining Offered Shares before the expiration of the 180-day period in accordance with paragraph (d) above, then such Prospective Seller shall not give another Offer Notice for a period of 120 days after the last day of such 180-day period.

          (f) Anything in this Section 3.04 or in Section 3.03(a) to the contrary notwithstanding, the provisions of this Section 3.04 shall not be applicable to Sales of Clark Capital Stock described in clauses (i), (iii) and
(iv) of Section 3.03(a).

          (g) For the purpose of determining the Offer Price with respect to an Offer that contemplates the payment of consideration in the form of Cash Equivalents or Marketable Securities, the value of such Cash Equivalents or Marketable Securities shall be determined as set forth in this Section 3.04(g). The value of Cash Equivalents shall be the fair market value of such Cash Equivalents as of the Offer Notice Date as determined by a nationally recognized investment banking firm selected by the Company and reasonably acceptable to the Prospective Seller. The value of Marketable Securities shall be, if such securities are listed or admitted to trading on a national securities exchange, the average of the last sale prices for such securities during the twenty consecutive Trading Days preceding the Offer Notice Date, as reported in the principal consolidated transaction reporting system for securities listed on the principal national securities exchange on which such securities are listed or admitted to trading or, if such securities are not listed or admitted to trading on any national securities exchange, the average during the twenty consecutive Trading Days preceding the Offer Notice Date of the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by a majority of the Directors. If no market maker is making a market in such securities at such time, the fair value of such securities on the Offer Notice Date shall be determined in good faith by a nationally recognized investment banking firm selected by the Company and reasonably acceptable to the Prospective Seller (the fees and expenses of which shall be paid one-half by the Company and one-half by the Prospective Seller). If such securities are not publicly held or not so listed or traded, the value of such securities shall mean the fair value of such securities as of the Offer Notice Date as determined in good faith by a nationally recognized investment banking firm selected by the Company and reasonably acceptable to the Prospective Seller (the fees and expenses of which shall be paid one-half by the Company and one-half by the Prospective Seller), whose determination shall be conclusive for all purposes. The term "Trading Day" shall mean, if such securities are listed or admitted to trading on any national securities exchange, a day on which the principal national securities exchange on which such shares are listed or admitted to trading is open for the transaction of business or, if such shares are not so listed or admitted, a Business Day.

          SECTION 3.05. Transferees to Execute Agreement. (a) Each Stockholder agrees that it will not, directly or indirectly, make any Sale of, or create, incur, assume or suffer to exist any Encumbrance with respect to, any Oxy Shares beneficially owned by such Stockholder unless, contemporaneously with or prior to the consummation of any such Sale or the creation, incurrence, assumption or existence of such Encumbrance, the Person to whom such Sale is proposed to be made or the Person in whose favor such Encumbrance is proposed to be created, incurred, assumed or suffered to exist, in any case, (a "Prospective Transferee"), executes and delivers to the Company its written agreement, in form and substance reasonably satisfactory to the Company, whereby such Prospective Transferee (i) confirms that, with respect to the Oxy Shares that are the subject of such Sale or Encumbrance, it shall be deemed to be a Stockholder for purposes of this Agreement and agrees to be bound by all the terms of this Agreement, and (ii) represents and warrants that, upon the consummation of such Sale or the creation, incurrence, assumption or existence of such Encumbrance, such agreement is a legal, valid and binding obligation of such Prospective Transferee enforceable against such Prospective Transferee in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery by such Prospective Transferee of the agreement referred to in the preceding sentence, such Prospective Transferee shall be deemed a Stockholder for purposes of this Agreement and shall have the rights and be subject to the obligations of a Stockholder under this Agreement, in each case with respect to the Oxy Shares beneficially owned by such Prospective Transferee or in respect of which such Encumbrance shall have been created, incurred, assumed or suffered to exist.

          (b) Anything in this Section 3.05 or in Section 3.03 to the contrary notwithstanding, the provisions of this Section 3.05 will not be applicable to any Sale of Oxy Shares pursuant to a Public Offering or a Rule 144 Transaction.

          SECTION 3.06. [RESERVED].

          SECTION 3.07. [RESERVED].

          SECTION 3.08. Improper Sale or Encumbrance. Any attempt not in compliance with this Agreement to make any Sale of, or create, incur or assume any Encumbrance with respect to, any Oxy Shares shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company's stock records to such attempted Sale or Encumbrance.

                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS

          SECTION 4.01. Registration Rights. (a) If the Company is a Public Company, upon the written request of Oxy Partners or any Permitted Transferee of Oxy Partners requesting that the Company effect the registration under the Securities Act of all or part of the Oxy Shares held by such Person and specifying the intended method of disposition thereof, the Company shall promptly give written notice of such requested registration to all other holders of Shares, and thereupon will, as expeditiously as possible, use its commercially reasonable efforts to effect the registration under the Securities Act of the Oxy Shares that the Company has been so requested to register by such holder, provided that (i) the Company shall be obligated to register Oxy Shares pursuant to this Section 4.01(a) on only one occasion,
(ii) the Company shall not be obligated to file a registration statement relating to any registration request under this Section 4.01(a) if with respect thereto the managing underwriter, the SEC, the Securities Act or the rules and regulations thereunder, or the form on which the registration statement is to be filed, would require the conduct of an audit other than the regular audit conducted by the Company at the end of its fiscal year, in which case the filing may be delayed until the completion of such regular audit (unless the holders of the Oxy Shares to be registered agree to pay the expenses of the Company in connection with such an audit other than the regular audit); provided, however, that the work required to be performed to enable the Company's auditors to issue their consent or a "cold comfort" letter shall not be deemed to be an audit, and (iii) if the Company, in its sole discretion, determines that the filing of a registration statement in the near future pursuant to this Section 4.01 would interfere with any financing, acquisition, corporate reorganization or other similar transaction involving the Company or any Subsidiary of the Company or that such registration would require disclosure of non-public information that the Company deems advisable not to disclose, then the Company's obligation to file a registration statement shall be deferred for a period not to exceed 180 days.

          (b) If any registration requested pursuant to this Section 4.01 that is proposed by the Company to be effected by the filing of a registration statement on Form S-3) (or any successor or similar short-form registration statement) shall be in connection with an underwritten public offering, and if the managing underwriter shall advise the Company in writing that, in its opinion, the use of another form of registration statement is of material importance to the success of such proposed offering, then such registration shall be effected on such other form.

          (c) A registration requested pursuant to this Section 4.01 shall not be deemed to have been effected unless it has become effective and, even in that event, such registration shall not be deemed to have been effected if within 180 days after it has become effective, the offering of Oxy Shares pursuant to such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court (unless such stop order, injunction or other order or requirement arises out of or in connection with an action or failure to act or misstatement or omission by the Person requesting such registration).

          (d) If a requested registration pursuant to this Section 4.01 involves an underwritten offering, Oxy Partners shall have the right to select the lead underwriter or underwriters and managers to administer the offering, which shall be nationally recognized investment banking firms reasonably satisfactory to the Company, and the Company shall have the right to select a co-manager for the offering.

          (e) If a requested registration pursuant to this Section 4.01 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities requested to be included in such registration (including securities issued or to be issued by the Company that are not Oxy Shares) should be limited because the inclusion of all of such securities is likely to adversely impact the purchase price obtained for such securities, the Company shall include in such registration securities in the following order of priority: first, Oxy Shares requested to be Included in such registration pursuant to this Section 4.01 and second, any other securities of the Company.

          (f) For purposes of this Agreement, the Company shall be deemed to be a "Public Company" if, as of any date of determination, any Shares shall have been sold in a Public Offering and any Shares are registered under the Exchange Act.

          SECTION 4.02. Incidental Registration. If the Company at any time proposes to register any Shares under the Securities Act for Sale in a Public Offering, whether or not for its own account, on a form and in a manner that would permit registration of Oxy Shares under the Securities Act for Sale in such Public Offering, the Company shall give prompt written notice to all holders of Oxy Shares of its intention to do so, specifying the form and manner and the other relevant facts involved in such proposed registration (including, without limitations the identity of the managing underwriter). Upon the written request of any holder of Oxy Shares delivered to the Company within ten days after such notice shall have been given to such holder (which request shall specify the number of Oxy Shares intended to be disposed of by such holder and the intended method of disposition thereof), the Company shall use its commercially reasonable efforts to effect the registration under the Securities Act, as expeditiously as is reasonable, of all Oxy Shares that the Company has been so requested to register by the holders of Oxy Shares, to the extent requisite to permit the Sale of the Oxy Shares to be so registered in such Public Offering; provided, however, that:

          (a) if, at any time after giving such written notice of its intention to register any of such Shares proposed to be registered by the Company and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such Shares, the Company may, at its election, give written notice of such determination to each holder of Oxy Shares that has requested to register Oxy Shares and thereupon the Company shall be relieved of its obligation to register any Oxy Shares in connection with such registration;

          (b) if the managing underwriter of such Public Offering shall advise the Company that, in its judgment, the number of Shares proposed to be included in such Public Offering should be limited because the inclusion of Oxy Shares is likely to adversely impact the purchase price obtained for the Shares initially proposed to be included in such Public Offering by the Company (whether or not for its own account), then the Company shall promptly advise each holder of such Oxy Shares thereof and may require, by written notice to each such holder accompanying such advice, that, to the extent necessary to meet such limitation, the number of Oxy Shares to be included in such registration shall be reduced, and all holders of Oxy Shares proposing to sell Shares in such Public Offering shall share pro rata in the number of Shares to be excluded from such offering, such sharing to be based on the respective numbers of Shares as to which they have requested registration; and

          (c) the Company shall not be obligated to effect any registration of Oxy Shares under this Section 4.02 that is incidental to the registration of any of its Shares or other securities in connection with any merger, acquisition, exchange offer, dividend reinvestment plan or stock option, stock purchase, savings or other employee benefit plan.

          SECTION 4.03. Registration Procedures. If and whenever the Company is required to use its commercially reasonable efforts to effect the registration of any Oxy Shares as provided in Section 4.01 or 4.02, the Company will as expeditiously as is reasonably practicable:

          (i) prepare and file with the SEC on any appropriate form a registration statement with respect to such Oxy Shares and use its commercially reasonable efforts to cause such registration statement to become effective;

          (ii) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act and the rules and regulations thereunder with respect to the disposition of all Oxy Shares and other securities covered by such registration statement until the earlier of (A) such time as all such Oxy Shares and other securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (B) the expiration of 180 days from the date such registration statement first becomes effective (or such other period as may be agreed upon by the Company and the managing underwriter);

          (iii) furnish to each seller of such Oxy Shares Such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act and the rules and regulations thereunder, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as such seller may reasonably request in order to facilitate the sale or disposition of such Oxy Shares;

          (iv) use its commercially reasonable efforts to register or qualify all Oxy Shares covered by such registration statement under such other securities or "blue sky" laws of such U.S. jurisdictions as each seller shall reasonably request, and do any and all other acts and things that may be necessary to enable such seller to consummate the disposition in such jurisdictions of its Oxy Shares covered by such registration statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in respect of doing business in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

          (v) enter into such customary agreements (including an underwriting. agreement in customary form), which may include indemnification provisions in favor of underwriters and other persons in addition to, or in substitution for the provisions of Section 4.06, and take such other actions as sellers of a majority of Oxy Shares or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Oxy Shares;

          (vi) furnish to each seller of Oxy Shares (x) a signed counterpart, addressed to such seller, of any opinion of counsel for the Company, dated the date of the closing under the underwriting agreement with respect to such Public Offering, and (Y) a signed counterpart, if requested by such seller, managing underwriter or other seller of securities included in such registration, addressed to such seller, of any "cold comfort" letter signed by the independent public accountants in customary form and covering matters of the type customarily covered by "cold comfort" letters as the managing underwriter or seller of such Oxy Shares shall reasonably request (provided that Oxy Shares constitute at least 25% of the securities covered by such registration statement, unless such a "cold comfort" letter or letters are provided to the Company, managing underwriter or other selling holders in connection with such registration);

          (vii) immediately notify each seller of Oxy Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the

Securities Act and the rules and regulations thereunder, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing or if it is necessary to amend or supplement such prospectus to comply with law, and at the request of any such seller prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Oxy Shares or other securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and shall otherwise comply in all material respects with law and so that such prospectus, as amended or supplemented, will comply with law;

          (viii) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement which shall satisfy the provisions of Section II(a) of the Securities Act and the rules and regulations thereunder;

          (ix) use its commercially reasonable efforts to list such Oxy Shares on each securities exchange or quotation system on which Shares are then listed or quoted, if such Oxy Shares are not already so listed or quoted and if such listing is then permitted under the rules of such exchange or quotation system, and provide a transfer agent and registrar for such Oxy Shares not later than the effective date of such registration statement;

          (x) cooperate with the holders of Oxy Shares covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such holders may request;

          (xi) notify counsel for the holders of Oxy Shares included in such registration statement and the managing underwriter or agent, immediately (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

          (xii) make every commercially reasonable effort to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

          (xiii) if requested by the managing underwriter or agent or any holder of Oxy Shares covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such holder reasonably requests to be included therein, including, without limitation, with respect to the number of Oxy Shares being sold by such holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Oxy Shares to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

          (xiv) cooperate with each seller of Oxy Shares and each underwriter or agent participating in the disposition of such Oxy Shares and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc.; and

          (xv) issue to any underwriter to which any holder of Oxy Shares may sell such Oxy Shares in connection with any such registration (and to any direct or indirect transferee of any such underwriter) certificates evidencing Oxy Shares without the legends described in Section 3.02(a).

The Company may require each seller of Oxy Shares as to which any registration is being effected to furnish the Company with such information regarding such seller and the distribution of such Oxy Shares as the Company may from time to time reasonably request in writing in connection therewith.

          (b) Each holder of Oxy Shares agrees, if so required by the managing underwriters, not to effect any public sale or distribution (including any sale pursuant to Rule 144) of Shares (other than as part of such Public Offering) within 7 days prior to the anticipated effective date of the registration statement with respect to such underwritten public offering or 180 days after the effective date of such registration statement.

          (c) The Company agrees, if so required by the managing underwriters in connection with such Public Offering of Oxy Shares pursuant to Section 4.01 or
Section 4.02, not to effect any public sale or distribution of any of its equity securities or securities convertible into or exchangeable or exercisable for any of such equity securities within the seven days prior to the anticipated effective date of the registration statement with respect to such Public Offering or 180 days after the effective date of such registration statement, except as part of such Public Offering or except in connection with a dividend reinvestment plan, a stock option, stock purchase, savings or other employee benefit plan, or an acquisition, merger or exchange offer.

          SECTION 4.04. Preparation, Reasonable Investigation. In connection with the preparation and filing of a registration statement pursuant to
Section 4.01 or Section 4.02, the Company will give the holders of Oxy Shares on whose behalf such Oxy Shares are to be so registered and their underwriters, if any, and their respective counsel, accountants and other agents the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have issued a report on its financial statements as shall be necessary, in the opinion of such holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

          SECTION 4.05. Indemnification. (a) In the event of any registration of Oxy Shares pursuant to Section 4.01 or Section 4.02, the Company shall indemnify and hold harmless the seller of any Oxy Shares covered by such registration statement, its directors and officers, general and limited partners (and directors and officers thereof and, if such seller is a portfolio or investment fund, its investment advisors), each other Person who participates as an underwriter in the Public Offering of such Oxy Shares, each officer and director of each such underwriter, and each other Person, if any, who controls such seller or any such underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim, and any and all amounts paid in settlement of any such claim or litigation) to which such seller or any such director or officer or participating or controlling Person may become subject under the Securities Act, the Exchange Act, the rules and regulations thereunder or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Oxy Shares were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any failure by the Company to comply with the requirements of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under any of the foregoing, and the Company will reimburse such seller, and each such director, officer, underwriter and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company for use in the preparation thereof by such seller or underwriter, as the case may be, or (ii) an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus but notified to such seller and underwriter prior to any sale of Oxy Shares and subsequently corrected by the Company in any final prospectus, amendment or supplement made available to Such seller or underwriter but which final prospectus, amendment or supplement was not used by such seller or underwriter in the sale of Oxy Shares that gave rise to such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, underwriter or controlling Person and shall survive the transfer of such Oxy Shares by such seller.

          (b) The Company may require, as a condition to including any Oxy Shares in any registration statement filed pursuant to Section 4.01 or Section 4.02, that the Company shall have received an undertaking satisfactory to it from (i) the prospective seller of such Oxy Shares, to indemnify and hold harmless the Company, each underwriter of such Shares, each officer and director of each such underwriter and each other Person, if any, who controls the Company or any such underwriter within the meaning of Section 15 of the Securities Act, and (ii) each underwriter of such Oxy Shares, to indemnify and hold harmless the Company, each officer and director of the Company, each prospective seller, each officer and director of each prospective seller and each other Person, if any, who controls the Company or any such prospective seller within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim, and any and all amounts paid in settlement of any such claim or litigation) to which such Person or any such director or officer or participating or controlling Person may become subject under the Securities Act, the Exchange Act, the rules and regulations thereunder or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Oxy Shares were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein, in reliance upon and in conformity with written information furnished to the Company for use in the preparation thereof by the party from whom indemnification is sought hereunder, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in reliance upon and in conformity with written information furnished to the Company for use in the preparation thereof by the party from whom indemnification is sought hereunder, or (iii) any failure by the party from whom indemnification is sought to comply with the requirements of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under any of the foregoing and the indemnifying party will reimburse each indemnified party, and each such director, officer, underwriter and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such Oxy Shares by such seller.

          (c) Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding (including any governmental investigation) involving a claim referred to in Section 4.05(a) or (b), such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding provisions of this Section 4.05, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case, the indemnifying party shall not be liable for the fees and expenses of more than one counsel for all sellers of Oxy Shares and more than one counsel for the underwriters in connection with any one action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to such indemnified party, from all liability in respect to such claim or litigation. No indemnified party will consent to the entry of any judgment or enter into any settlement with respect to such claim or litigation without the written consent of the indemnifying party.

          SECTION 4.06. Contribution. (a) If the indemnification provided for in Section 4.05 is unavailable to the indemnified parties in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party and the Company shall contribute to the amounts paid or payable by such indemnified parties as a result of such losses, claims, damages or liabilities (i) as between the Company and the holders of Oxy Shares covered by a registration statement, on the one hand, and the underwriters, on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such holders, on the one hand, and the underwriters, on the other, from the Public Offering of the Oxy Shares, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such holders, on the one hand, and of the underwriters, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations, and (ii) as between the Company, on the one hand, and each holder of Oxy Shares covered by a registration statement, on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such holders, on the one hand, and the underwriters, on the other, shall be deemed to be in the same proportion as the total proceeds from the Public Offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such holders bear to the total underwriting discounts and commissions received by the underwriters. The relative fault of the Company and such holders, on the one hand, and of the underwriters, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such holders or by the underwriters. The relative fault of the Company, on the one hand, and of each such holder, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (b) The Company and the holders of Oxy Shares agree that it would not be just and equitable if contribution pursuant to this Section 4.06 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the next preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the next preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.06, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Oxy Shares underwritten by it and distributed to the public were offered to the public pursuant to such Public Offering exceeds the amount of any damages that such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no holder of Oxy Shares shall be required to contribute any amount in excess of the amount by which the total price at which the Oxy Shares of such holder were offered to the public pursuant to such Public Offering exceeds the amount of any damages that such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each holder's obligation to contribute pursuant to this Section 4.06 is several in the proportion that the proceeds of the Public Offering received by such holder bears to the total proceeds of the Public Offering received by all the holders of Oxy Shares and not joint.

          SECTION 4.07. Certain Information. In the event that and so long as the Company shall be a Public Company, it shall file all reports and other information required to be filed by Section 13 or 15(d) under the Exchange Act, as the case may be, within the respective time periods prescribed thereby for the filing of such reports and other information, as shall be necessary in order that the conditions to the availability of Rule 144 in connection with any Sale of Oxy Shares by a Stockholder shall be met.

                                  ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

          SECTION 5.01. Representations and Warranties of Each Party. Each Party hereby makes the following representations and warranties to the other
Parties:

                    (a) Organization and Qualification. Such entity is a corporation or a general partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

                    (b) Authority. Such entity has all requisite corporate or partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such entity and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or partnership action and no other proceedings on the part of such entity are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such entity and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of such entity, enforceable against such entity in accordance with its terms.

                    (c) No Conflict; Required Filings and Consents. (i) The execution of and delivery of this Agreement by such entity do not, and the performance this Agreement by such entity will not, (A) conflict with or violate the Certificate of Incorporation, By-Laws or similar organizational documents of such entity, (B) conflict with or violate any Laws applicable to such entity or by which any of its properties or assets is bound or (C) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of such entity pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such entity is a party or by which such entity or any of its properties is bound, except in any case for such conflicts, violations, breaches, defaults or other effects which would not prevent or materially delay the performance by such entity of its obligations hereunder.

                    (ii) The execution and delivery of this Agreement by such entity do not, and the performance of this Agreement by such entity will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

                                  ARTICLE VI

                                 MISCELLANEOUS

          SECTION 6.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

          (a) If to the Company:

              Clark USA, Inc.
              8182 Maryland Avenue
              St. Louis, Missouri 63105-3721
              Telecopier No.: (314) 854-1599
              Attention:   Maura Clark, Executive Vice President, Corporate
                           Development and Chief Financial Officer

              With copies to:

              Mayer, Brown & Platt
              190 South LaSalle Street
              Chicago, Illinois 60603-3441
              Telecopier No.: (312) 701-7711
              Attention:   Richard S. Millard, Esq.

          (b) If to Oxy Partners:

              c/o Occidental Petroleum Corporation
              10889 Wilshire Blvd.
              Los Angeles, California 90024
              Telecopier No.: (310) 443-6812
              Attention:   Stephen I. Chazen

                           Executive Vice President, Corporate Development

              With a copy to:

              Occidental Petroleum Corporation
              10889 Wilshire Blvd.
              Los Angeles, California 90024
              Telecopier No.: (310) 443-6333
              Attention:   General Counsel

          SECTION 6.02. Public Announcements. The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and, except as may be required by Law or any listing agreement with any securities exchange, shall not issue any such press release or make any such public statement without the consent of the other parties.

          SECTION 6.03. Headings. The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 6.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 6.05. Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

          SECTION 6.06. Assignment. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that this Agreement shall not inure to the benefit of any Prospective Transferee unless such Prospective Transferee shall have complied with the terms of
Section 3.05. No Stockholder may assign any of its rights hereunder to any Person other than a transferee that has complied with the requirements of
Section 3.05 in all respects.

          SECTION 6.07. Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 6.08. Amendment. (a) Any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Oxy Partners.

          (b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 6.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

          SECTION 6.10. Counterparts. This Agreement may be executed (by original or telecopied signature) in one or more counterparts, and by the different Parties in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 6.11. Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION 6.12. Termination. This Agreement shall terminate on the tenth anniversary of the date hereof. After the eighth anniversary hereof the Parties shall use their commercially reasonable efforts to extend the terms of this Agreement for an additional ten year period.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                             CLARK USA, INC.


                                             By:/s/ Katherine D. Knocke
                                                -----------------------------
                                                Name: Katherine D. Knocke
                                                Title: Secretary

                                             OCCIDENTAL C.O.B. PARTNERS

                                             By OXY USA, Inc.,
                                                  its managing partner


                                             By: /s/ David C. Yen
                                                -----------------------------
                                                Name: David C. Yen
                                                Title: Vice President and
                                                       Treasurer

          The undersigned hereby agrees to be bound by the provisions of
Article II hereof.

                                             BCP/CLARK HOLDINGS CORPORATION


                                             By: /s/ David Foley
                                                -----------------------------
                                                Name: David Foley
                                                Title: Secretary and Treasurer